Contact: Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation

(323) 210-5311

For Immediate Release

AAMES FINANCIAL CORPORATION HOLDS ANNUAL MEETING

Los Angeles, California, November 5, 2001 - Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, announced that it held its 2001 Annual Meeting of Stockholders and that a quorum of stockholders, present in person or by proxy, approved all of the proposals presented at the meeting, elected directors and ratified the appointment of the Company's independent auditors.

Daniel C. Lieber, Mani A. Sadeghi, Robert A. Spass and Joseph R. Tomei were elected by the holders of the Company's Series B Convertible Preferred Stock as Series B Directors for one-year terms expiring at the 2002 Annual Meeting of Stockholders. Eric C. Rahe was elected by the holders of the Company's Common Stock and Series B Convertible Preferred Stock, voting together, as Class III Common Stock Director for a three-year term expiring at the 2004 Annual Meeting of Stockholders.

The appointment of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending June 30, 2002 was ratified by the stockholders at the meeting.

The Company announced that, following the Annual Meeting of Stockholders, the Board of Directors unanimously re-elected Mani A. Sadeghi as Chairman of the Board, Mani A. Sadeghi (Chairman), Daniel C. Lieber and Stephen E. Wall as members of the Compensation Committee, Stephen E. Wall (Chairman), Dr. Jenne K. Britell and David H. Elliott as members of the Audit Committee and Stephen E. Wall and David H. Elliott as members of the Stock Option Committee.

The Company will release information as to the votes cast for each of the proposals presented at the meeting as well as for the election of directors as part of its Quarterly Report on Form 10-Q for the quarter-end September 30, 2001.

Aames Financial Corporation is a leading home equity lender, and at September 30, 2001 operated 100 retail Aames Home Loan branches, five wholesale loan centers and one National Loan Center throughout the United States.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2001 and subsequent filings by the Company with the United States Securities and Exchange Commission.